Tonix Pharmaceuticals Holding Corp. 10-Q

Exhibit 10.1

EXECUTION DRAFT

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

LICENSE AGREEMENT by and between OYAGEN, INC. and TONIX PHARMACEUTICALS, INC. __________ April 14, 2021

TABLE OF CONTENTS

PAGES

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 LICENSE GRANT	13
2.1 License Grant	13
2.2 Non-Compete	14
2.3 Technology Transfer	14
2.4 Right of First Negotiation	14
2.5 Samples	15
2.6 Post-Effective Date Commitments	15
ARTICLE 3 DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION	16
3.1 Responsibility	16
3.2 Diligence	17
3.3 Records	17
3.4 Reports	17
3.5 Compliance with Applicable Laws	17
ARTICLE 4 PAYMENTS	18
4.1 Upfront Payments	18
4.2 Milestone Payments	19
4.3 Royalties	20
4.4 Sublicense Fees	20
4.5 Royalty Term	20
4.6 Third Party Licenses	20
4.7 Compulsory Licenses	21
ARTICLE 5 PAYMENT; RECORDS; AUDITS	21
5.1 Payment; Reports	21
5.2 Exchange Rate; Manner and Place of Payment	21
5.3 Tax Withholding	21
5.4 Audits	22
ARTICLE 6 CONFIDENTIALITY AND PUBLICATION	23
6.1 Confidential Information	23
6.2 Exceptions	23
6.3 Authorized Disclosure	23
6.4 Publications	24
6.5 Publicity	25
6.6 Prior Confidential Disclosure Agreement	26

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CONFIDENTIAL

ARTICLE 7 REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS	26
7.1 Mutual Representations and Warranties	26
7.2 OyaGen Representations and Warranties	26
7.3 OyaGen Covenant	31
7.4 Tonix Representations and Warranties	31
7.5 Mutual Covenants	31
7.6 Performance by Affiliates, Sublicensees and Subcontractors	32
7.7 Limitation of Liability	32
ARTICLE 8 INTELLECTUAL PROPERTY	33
8.1 Ownership	33
8.2 Patent Prosecution and Maintenance	33
8.3 Enforcement and Defense of Patent Rights	35
8.4 Patent Term Extensions	37
8.5 Infringement of Third Party Rights	38
ARTICLE 9 TERM AND TERMINATION	38
9.1 Term	38
9.2 Termination for Material Breach	38
9.3 At-Will Termination by Tonix	39
9.4 Effect of Expiration or Termination	39
9.5 Accrued Obligations; Survival	39
9.6 Return of Confidential Information	40
9.7 Damages; Relief	40
ARTICLE 10 INDEMNIFICATION	40
10.1 Indemnification by Tonix	40
10.2 Indemnification by OyaGen	40
10.3 Control of Defense	41
10.4 Insurance	42
ARTICLE 11 DISPUTE RESOLUTION	42
11.1 Disputes	42
ARTICLE 12 MISCELLANEOUS	42
12.1 Rights Upon Bankruptcy	42
12.2 Governing Law; Venue	43
12.3 Entire Agreement; Amendments	43
12.4 Non-Waiver	43
12.5 Assignment	43
12.6 Force Majeure	44
12.7 Severability	44
12.8 Notices	44
12.9 Interpretation	45
12.10 Relationship between the Parties	45
12.11 Cumulative Remedies	46
12.12 No Third Party Rights	46
12.13 Further Assurances	46

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CONFIDENTIAL

12.14 Compliance with Securities Laws	46
12.15 Costs	46
12.16 Counterparts	46

iii

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of April 14, 2021 (the “Effective Date”), is made by and between OYAGEN, INC, a corporation organized and existing under the laws of the state of Delaware (“OyaGen”), and TONIX PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (“Tonix”).

Recitals

Whereas, OyaGen owns, controls or has exclusive rights to certain assets, rights, intellectual property and know-how relating to the small molecule Compounds called Oya1 and Oya2, (as defined below);

Whereas, Tonix has experience in developing prescription pharmaceutical products;

Whereas, Tonix desires to obtain, and OyaGen is willing to grant to Tonix, an exclusive license under the OyaGen Technology to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize Products that contain Oya1 and/or Oya2 in the Field in the Territory, on the terms and subject to the conditions set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1          “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles, commonly known as GAAP, or (b) international financial reporting standards; in either case, consistently applied throughout the organization of a Party (or a Related Party, as applicable).

1.2          “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.3          “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

CONFIDENTIAL

1.4              “Agreement” shall mean this License Agreement, including all Schedules and Exhibits hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

1.5              “Applicable Laws” shall mean the applicable laws and regulations of any jurisdiction, which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions, including, without limitation, GCP, GLP and/or GMP.

1.6              “Bankruptcy Laws” shall have the meaning provided in Section 12.1.

1.7              “Claim” shall have the meaning provided in Section 10.1.

1.8              “Combination Product” shall mean a Product which includes one or more Other Actives in combination with a Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

1.9              “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that biopharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors, in each case, as reasonably determined by such Party in good faith. As used in this Section 1.9 “biopharmaceutical companies” shall mean companies in the biopharmaceutical industry of a size and stage of development similar to that of such Party, including having human pharmaceutical product candidates or products in a similar stage of development to the Products. Commercially Reasonable Efforts shall be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.10          “Competitive Infringement” shall have the meaning provided in Section 8.3.

CONFIDENTIAL

1.11          “Compound” shall mean Oya1 and/or Oya2 and (a) any derivatives, homologs, analogs, metabolites, prodrugs, conjugates, complexes, salts, free acids, bases, solvates, enantiomers, isomers, hydrates, esters, racemates or polymorphs of either or both Oya1 and Oya2 and/or any formulations thereof, in each case, existing as of the Effective Date or developed at any point during the Term and (b) all Derivatives of any of the foregoing existing as of the Effective Date or developed at any point during the Term. For the avoidance of doubt, OyaGen compounds (other than the Compounds), methods, leads and/or know how relating to any other treatment and cure for HIV/AIDS and/or cancer are not Oyagen Technology or Compounds under this Agreement.

1.12          “Confidential Information” shall mean any and all Information, whether communicated in writing or orally or by any other method, which is provided by or on behalf of one Party to the other Party prior to, on or after the Effective Date in connection with this Agreement or pursuant to that certain Confidential Disclosure Agreement between OyaGen and Tonix, dated as of March 7, 2020.

1.13          “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know-How or other intellectual property rights, the possession by Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Know-How, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any other Person.

1.14          “Cover” means (a) with respect to Know-How, such Know-How was used in making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product, and (b) with respect to Patent Rights, a Valid Patent Claim (a patent claim, or a patent application claim if issued) would (absent a license thereunder or ownership thereof) be Infringed by making, having made, using, selling, offering to sell, importing, having sold or exporting the Product including research and development. Cognates of the word “Cover” shall have correlative meanings.

1.15          “Data Room Documents” means the materials listed on Schedule 1.15 as included in the electronic documentation site established by OyaGen on Box.com.

1.16          “Derivative” means a compound that is derived from the scaffold of the Compound using chemical reactions on the Compound or using de nova whole or partial molecule chemical synthesis.

1.17          “Developmental Milestone” shall have the meaning provided in Section 4.2(a).

1.18          “Dispute” shall have the meaning provided in Section 11.1.

CONFIDENTIAL

1.19          “Effective Date” shall have the meaning provided in the Preamble.

1.20          “EMA” shall mean the European Medicines Agency or any successor entity thereto.

1.21          “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.22          “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended.

1.23          “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.24          “Field” shall mean any and all preventative, therapeutic and prophylactic uses in humans and/or animals.

1.25          “First Commercial Sale” shall mean, with respect to a given Product that is at the time Covered by a Valid Patent Claim and/or that has Regulatory Exclusivity in a given country, the first commercial transfer or disposition for value of such Product by Tonix (or a Related Party) to a Third Party (other than a Related Party) for end use by a patient in such country after receipt of Marketing Approval for such Product in such country, excluding, however, transfers or dispositions of Product without consideration: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.

1.26          “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.27          “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

CONFIDENTIAL

1.28          “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.29          “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.30          “Indemnified Party” shall have the meaning provided in Section 10.3.

1.31          “Indemnifying Party” shall have the meaning provided in Section 10.3

1.32          “Indication” shall mean a separate and distinct disease or medical condition in humans: (a) which a Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Product or by the proposed Product labeling in an NDA filed with a Regulatory Authority for such Product; or (b) which is contained in a Product’s labeling approved by a Regulatory Authority as part of the Marketing Approval for such Product.

1.33          “Information” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) that are not in the public domain, including: (a) ideas, discoveries, inventions, improvements, technology or trade secrets; (b) pharmaceutical, chemical and biological materials, products, components or compositions; (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies; (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto; (e) technical and non-technical data and other information related to the foregoing; (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials; and (g) business information, development plans, records and/or other information shared under or that is related to this Agreement or Party’s exercise of its right hereunder. For clarification, “Information” also includes (i) any communication or reports (including without limitation, royalty, development and/or progress reports) related to the subject matter of this Agreement which by its nature is reasonably understood to be confidential and/or proprietary in nature, and (ii) all information obtained by OyaGen and/or its representatives at board meetings through the exercise of its observer rights.

1.34          “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

CONFIDENTIAL

1.35          “Initiates” or “Initiation” shall mean, with respect to a human clinical trial, the administration of the first dose to the first patient/subject in such trial.

1.36          “Invention” shall mean each discovery, development, concept, idea, method, design, improvement, invention, formula, process, technique, program and all know-how and data datum, whether or not patentable, made or developed during the Term that is related to any Product or any Compound in the Field in the Territory, including, without limitation, any new Patent Rights that Cover the Compound and/or the use, composition, manufacture and/or administration of any Compound in the Field in the Territory.

1.37          “Joint Invention” shall have the meaning provided in Section 8.1.

1.38          “Joint Patent Rights” shall have the meaning provided in Section 8.1.

1.39          “Know-How” shall mean all know-how, show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, materials, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, third-party licenses, and any related type of proprietary intellectual property right other than Patent Rights.

1.40          “Losses” shall have the meaning provided in Section 10.1.

1.41          “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.42          “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country.

1.43          “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products in the Territory by or on behalf of Tonix or any Related Party (each, a “Selling Party”) to Third Parties (other than a Related Party), subject to the terms and conditions set forth in this Section 1.43, and less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:

 (a)          trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;

CONFIDENTIAL

(b)           credits or allowances granted or made for rejection of or return of previously sold Products, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;

(c)           governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(d)           fees paid to wholesalers, distributors, selling agents (excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to the Product;

(e)           charges for freight, insurance, transportation, postage and handling;

(f)            taxes, custom duties or other governmental charges (including any tax, such as a value added or similar tax or government charge, but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds; and

(g)           bad debts or provision for bad debts deductions actually written off during the applicable accounting period following the applicable Accounting Standards used by the Selling Party.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

On a country-by-country basis, if a Product under this Agreement is sold in the form of a Combination Product in a country, Net Sales for the purpose of determining royalties due hereunder shall be calculated as follows:

(i)          Where all active ingredients in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such Country as determined under the first paragraph of this Section 1.43 by the fraction A/(A+B), where A is the net invoice price of the Product as sold separately in such country, and B is the sum of the net invoice prices of the Other Active(s) in the combination.

(ii)         If the Product component of the Combination Product is sold separately in such country, but none of such Other Active(s) is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.43 by the fraction A/C, where A is the net invoice price of such Product component as sold separately in such country, and C is the net invoice price of the Combination Product in such country.

CONFIDENTIAL

(iii)         If the Product component of the Combination Product is not sold separately in such country, but the Other Active(s) are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.43 by the fraction (C-D)/C, where C is the net invoice price of the Combination Product in such country, and D is the sum of the net invoice prices charged for the Other Active(s) in the Combination Product in such country.

(iv)          If none of the Product component and the Other Active(s) are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product shall be determined by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Product portion of the Combination Product and the Other Active(s) in the Combination Product. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

In the event Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the a mutually acceptable panel of experts (with each party choosing one expert, and those two experts choosing a third) shall determine such relative value contributions and such determination shall be final and binding upon the Parties. In addition, if a Selling Party provides discounts or allowances with respect to a Product Bundle, such discounts and allowances shall be allocated (for purposes of the deductions used in calculating Net Sales as above) between the Product and the other products in the Product Bundle in a manner that does not unfairly or inappropriately bias the level of discounting against the Product as compared to the other products in such Product Bundle.

For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Related Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. For instance, if Tonix sells Product to a distributor, the sale to the distributor will be the sale included in Net Sales. But in the event that Tonix sells Product to a Sublicensee which then sells Product to a distributor for resale, the Sublicensee’s sale to the distributor will be included in Net Sales. Further, transfers or dispositions of Product without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

CONFIDENTIAL

1.44          “Other Active” shall mean any active pharmaceutical ingredient that is not a Compound.

1.45          “Oya1” means sangivamycin free base.

1.46          “Oya2” means sangivamycin hydrochloride.

1.47          “OyaGen” shall have the meaning provided in the Preamble.

1.48          “OyaGen [***] Patent Rights” shall mean any OyaGen Patent Rights, existing as of the Effective Date or at any point during the Term, that relate to or that Cover, in whole or part, the administration or use of any Compound or Product as an antiviral agent against a virus in the [***] family, including, without limitation, the OyaGen Patent Rights included in Part 3 of Exhibit A, and/or any OyaGen Patent Rights that claim right of priority from or benefit to any of the patent applications listed in Part 3 of Exhibit A.

1.49          “OyaGen [***] Patent Rights” shall mean any OyaGen Patent Rights, existing as of the Effective Date or at any point during the Term, that relate to or that Cover, in whole or part, the administration or use of any Compound or Product as an antiviral agent against a virus in the [***] family, including, without limitation, the OyaGen Patent Rights included in Part 2 of Exhibit A, and/or any OyaGen Patent Rights that claim right of priority from or benefit to any of the patent applications listed in Part 2 of Exhibit A.

1.50          “OyaGen [***] Patent Rights” shall mean any OyaGen Patent Rights, existing as of the Effective Date or at any point during the Term, that relate to or that Cover, in whole or part, the administration or use of any Compound or Product as an antiviral agent against the [***] virus, including, without limitation, the OyaGen Patent Rights included in Part 1 of Exhibit A, and/or any OyaGen Patent Rights that claim right of priority from or benefit to any of the patent applications listed in Part 1 of Exhibit A. The OyaGen [***] Patent Rights are jointly owned by OyaGen and The United States of America as represented by The Secretary of Health and Human Services.

1.51          “OyaGen Indemnitee” means each of OyaGen, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns.

1.52          “OyaGen Information” shall mean the data and other Information related to the Compounds that has been or that could reasonably be expected to be used for the development of the Compounds, and/or that has been or will be publicly disclosed in the process of registration of the Products in the Territory, that is owned by OyaGen or otherwise in the possession of, developed by or on behalf of, or otherwise Controlled by OyaGen or any of its Affiliates as of the Effective Date, in each case, that is necessary or useful for development by Tonix or any of its Related Parties of any Compound or commercialization of any Product or that otherwise relates, in whole or in part, to the manufacture, development, composition, use, administration or formulation of any Compound and/or any Product, including, without limitation, all clinical data, adverse event data, pharmaceutical development reports, and other medical information.

CONFIDENTIAL

1.53          “OyaGen Know-How” shall mean all Know-How Controlled by OyaGen or any of its Affiliates as of the Effective Date or at any point during the Term, in each case, that is specific for the Compounds and Products in the Field and/or that is necessary or useful for development by Tonix of any Compound or commercialization of any Product or that otherwise relates, in whole or in part, to Tonix’s manufacture, development, composition, use, administration or formulation of any Compound and/or any Product, including, without limitation, all clinical data, adverse event data, pharmaceutical development reports, and other medical information, including, without limitation, the OyaGen Information. For clarification “OyaGen Know-How” includes the data, methods, reagents, clones, cell lines, Compound-related chemophores, patents, progress reports from the National Institute of Allergy and Infectious Diseases (“NIAID”) and other documentation of OyaGen research and drug discovery and/or development programs for use in prevention, as a therapeutic, as a prophylactic and/or as a research tool to the extent that they specifically pertain to the Compounds and their current and future viral disease applications, as well as all viral preventative, therapeutic and prophylactic indications where Oya1 and Oya2 or Compound-related chemophores that have demonstrable antiviral activity as of the Effective Date or at any point during the Term. For further clarification “OyaGen Know-How” does not include (a) the data, methods, reagents, clones, cell lines, hit and lead chemistries in OyaGen’s strategic plan, pipeline or are, will or may be developed by OyaGen for hit and lead chemistries on viral diseases outside of the scope viruses delineated in OyaGen’s patent applications, or (b) drug discovery for other disease indications such as ageing, cancer immunologic, metabolic, neurologic or reproductive as these are within the scope of OyaGen’s ongoing business operations (which include but are not limited to partnering with other technology leaders and/or entities to develop novel antiviral drug leads stemming from internal ideations, development of methodologies and discoveries as part of preclinical development and vetting), in each case of (a) – (b) that (i) are identified after the Effective Date and (ii) that are not Inventions or otherwise specific to any Compound or any Product.

1.54          “OyaGen Patent Rights” means any Patent Rights in the Territory that are Controlled by OyaGen or any of its Affiliates that relate to or that Cover, in whole or part, the composition of matter, manufacture, composition, administration or use of the Compounds and/or the Products, in each case, existing as of the Effective Date or at any point during the Term. OyaGen Patent Rights include, but are not limited to, the OyaGen [***] Patent Rights, the OyaGen [***] Patent Rights, the OyaGen [***] Patent Rights, the OyaGen [***] Patent Rights existing as of the Effective Date or at any point during the Term, and any other Patent Rights listed in Exhibit A.

CONFIDENTIAL

1.55          “OyaGen Technology” shall mean (a) the OyaGen Patent Rights, (b) the OyaGen Know-How, (c) any Invention Controlled by OyaGen at any time during the Term, and (d) OyaGen’s interest in any Joint Inventions and Joint Patent Rights.

1.56          “OyaGen [***] Patent Rights” shall mean any OyaGen Patent Rights, existing as of the Effective Date or at any point during the Term, that relate to or that Cover, in whole or part, the administration or use of any Compound or Product as an antiviral agent against a virus in the [***] family, including, without limitation, the OyaGen Patent Rights included in Part 4 of Exhibit A, and/or any OyaGen Patent Rights that claim right of priority from or benefit to any of the patent applications listed in Part 4 of Exhibit A.

1.57          “OyaGen’s knowledge” means the actual knowledge, as of the Effective Date, of Dr. Harold C. Smith, CEO of OyaGen, after due inquiry.

1.58          “Party” shall mean Tonix and OyaGen, individually, and “Parties” shall mean Tonix and OyaGen, collectively.

1.59          “Patent Certification” shall have the meaning provided in Section 8.3.

1.60          “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (ii) any substitutions, extensions, additions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates thereof; and (iii) any and all foreign equivalents or counterparts of the foregoing.

1.61          “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.62          “Phase 2 Clinical Trial” shall mean a human clinical trial of Product, the principal purpose of which is a determination of safety and an assessment of its efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or replaced), or a similar clinical study prescribed by a Regulatory Authority in a country.

1.63          “Product” shall mean any and all pharmaceutical compositions or preparations (in any and all dosage forms) in final form containing a Compound as an active ingredient alone or in a Combination Product for use in the Field in the Territory.

1.64          “Region” shall mean each of (i) United States, (ii) at least one country in the European Union, (iii) United Kingdom, (iv) China and/or (v) Japan.

1.65          “Regulatory Authority” shall mean any country, federal, regional, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or jurisdiction.

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1.66          “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all INDs, NDAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analyses), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to a Compound or a Product.

1.67          “Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country on the holder of a Marketing Approval for a pharmaceutical product in such country, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

1.68          “Related Party” shall mean each of Tonix’s Sublicensees, Tonix’s Affiliates, and its and their respective Sublicensees hereunder.

1.69          “Relevant Patent Rights” shall have the meaning provided in Section 8.3(a).

1.70          “Reversion” shall have the meaning set forth in Section 3.2.

1.71          “Royalty Term” shall have the meaning provided in Section 4.5.

1.72          “Samples” has the meaning given to such term in Section 2.4.

1.73          “Secondary Indication” means any use of the Compounds or Products in the Field for viral treatments in humans other than the first Indication.

1.74          “Sublicensee” shall mean a Third Party sublicensee under the license granted by OyaGen to Tonix pursuant to Section 2.1, whether such Third Party’s sublicense was granted to it directly by Tonix or its Affiliate or indirectly through one or more tiers of sublicense.

1.75          “Term” shall have the meaning provided in Section 9.1.

1.76          “Term Sheet” means that certain Non-Binding Term Sheet, dated as of March 19, 2020 by and between the Parties.

1.77          “Territory” shall mean the entire world.

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1.78          “Third Party” shall mean an entity other than Tonix and its Affiliates, and OyaGen and its Affiliates.

1.79          “Tonix” shall have the meaning provided in the Preamble.

1.80          “Tonix Common Stock” shall mean the common stock of the Parent.

1.81          “Tonix Common Stock Five Day VWAP” means, for Tonix Common Stock as of any date, the volume weighted average price per share of Tonix Common Stock as reported on the Nasdaq Global Market during the five (5) trading days subsequent to OyaGen’s election to receive Tonix Common Stock under Section 4.2(a)(ii).

1.82          “Tonix Indemnitee” means each of Tonix, its Affiliates, and its and their respective officers, directors, agents, employees, successors, Sublicensees and assigns.

1.83          “Tonix Patent Rights” shall mean all Patent Rights Controlled by Tonix or its Affiliates during the Term that claim or cover the composition of matter, manufacture or use of any Compound and/or Product, but specifically excluding the OyaGen Patent Rights.

1.84          “Transaction” shall have the meaning provided in Section 2.4.

1.85          “Valid Patent Claim” shall mean (a) a claim of any pending patent application or any issued and unexpired patent included within the OyaGen Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), or which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; and (b) so long as there is Regulatory Exclusivity in the subject country and/or jurisdiction, a claim of a pending patent application included within the OyaGen Patent Rights, which claim has not been cancelled, disclaimed or abandoned, provided that if a claim of a pending patent application shall not have issued within seven (7) years after the earliest filing date from which such claim takes priority or benefit, such claim shall not constitute a Valid Patent Claim for the purposes of this Agreement unless and until a patent issues with such claim and the requirements of (a) are otherwise satisfied.

ARTICLE 2

LICENSE GRANT

2.1              License Grant. OyaGen hereby grants to Tonix an exclusive (even as to OyaGen and its Affiliates), sublicensable (including through multiple tiers), transferrable (without consent) royalty-bearing license under the OyaGen Technology to discover, develop, make, have made, import, export, use, offer for sale, have sold and sell and otherwise commercialize the Compounds and/or Products in the Field in the Territory.

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2.2          Non-Compete. OyaGen hereby covenants not to practice, and not to permit or cause any of its Affiliates to develop, use, make, have made, sell, have sold, offer for sale, export, import or otherwise commercialize any compound or product that competes with a Compound or Product in the Field in the Territory during the Term. For clarification, subject to its obligations under Section 2.4, (i) this Section 2.2 does not prevent or restrict OyaGen from having possession of a Compound or for using a Compound as a control, except as may subsequently be agreed between the Parties in a signed writing and (ii) OyaGen shall be permitted to possess and use Compounds as controls in research activities unrelated to the use of a Compound or a Product in the Field in the Territory during the Term.

2.3          Technology Transfer.

(a)           OyaGen Know-How. OyaGen represents and warrants that prior to the Effective Date, OyaGen has transferred and/or provided to Tonix copies of: (i) all preclinical, clinical and other data and documentation that is included and/or that pertains to the OyaGen Technology, including, without limitation, the OyaGen Information; (ii) all lab books and other research records, files, patent office correspondence and other documentation reasonably necessary for Tonix to assume responsibility and control over prosecution, maintenance, defense, and enforcement of OyaGen Patent Rights; and (iii) any and all other information and documentation reasonably necessary to successfully transition the licensed OyaGen Technology to Tonix or its designee, including, but not limited to patent prosecution histories, file wrappers and other information related to the maintenance of the OyaGen Patent Rights; in each case, to the extent in OyaGen’s possession and Control or otherwise obtainable by OyaGen (whether generated by or on behalf of OyaGen) and to the extent such data exists in electronic form, OyaGen has provided the same to Tonix in electronic form.

(a)           Post-Closing Obligations. In the event that after the Effective Date, either Party discovers that OyaGen has failed to transfer and/or deliver any OyaGen Know-How, Regulatory Documentation and/or other data or information required to be delivered to Tonix under the terms of this Agreement, OyaGen shall promptly deliver and/or transfer such OyaGen Know-How, Regulatory Documentation and/or other information to Tonix and/or its designee.

2.4          Right of First Negotiation. If at any time during the Term, OyaGen desires to sell, out license or otherwise transfer any Patent Rights or Know-How that OyaGen identifies after the Effective Date that (a) was reduced to practice, conceived or otherwise developed, in whole or in part, through use of a Compound (including, without limitation, as a positive control) or (b) relates to the prevention and/or treatment of Covid-19 and/or any other coronavirus or coronaviruses or other viruses in humans or animals, then in such instance, OyaGen shall provide Tonix with written notice of such intention, which notice will include a description of the subject technology and such other information as Tonix may reasonably request. Tonix will have thirty (30) days from the receipt of such written notice to review the opportunity and determine whether (a) to seek to negotiate to acquire and/or (b) to license and/or (c) to collaborate on such technology (each, a “Transaction”). If Tonix determines to seek to negotiate a Transaction, then the Parties shall exclusively negotiate in good faith for a period of sixty (60) days to reach agreement on Transaction terms. If the Parties are unable to reach agreement with respect to a Transaction then in such instance, OyaGen shall be free to negotiate an alternative transaction with a Third Party without any limitations whatsoever. For clarity, any Patent Rights or Know-How that are developed on or after the Effective Date that relate to the Compounds are “Inventions” that are automatically subject to the license grant in Section 2.1. Further, any Patent Rights or Know-How developed as a result of the work referenced on Schedule 7.2(q) will be subject to this Section 2.4.

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2.5          Samples. At Tonix’s request, OyaGen shall provide, or cause to be provided to Tonix or its designee, samples (up to the amount of its entire inventory) of each Compound in such amounts as reasonably requested by Tonix (“Samples”). Tonix will reimburse OyaGen for all expenses related to delivering such Samples to Tonix at cost. All Samples will be shipped to Tonix and/or its designee at Tonix’s expense and in accordance with all applicable laws. All Samples shall be provided on an “as is, where is” basis, and without representations or warranties of any kind.

2.6          Post-Effective Date Commitments.

(a)          OyaGen will, at Tonix’s request, engage NIAID (at OyaGen’s expense) in discussions with the intent to enter into an exclusive license of NIAID’s and/or NIH’s joint interest in the patent applications listed in Part 1 of Exhibit A (i.e., the OyaGen [***] Patent Rights jointly owned by OyaGen and The United States of America as represented by The Secretary of Health and Human Services) to OyaGen (the “NIAID License”). Tonix agrees that an NIAID/NIH Interinstitutional Agreement—Institution Lead executed by NIAID/NIH and OyaGen (the “Interinstitutional Agreement”) is an acceptable legal instrument to formalize the NIAID License. OyaGen will keep Tonix fully informed with respect to the status of its negotiations with NIAID and/or NIH. The final version of the Interinstitutional Agreement must be effective to enable OyaGen to exclusively sublicense NIAID’s rights to the OyaGen [***] Patent Rights to Tonix. In the event that OyaGen or any of its Affiliates ultimately enters into the NIAID License, the licensed Patent Rights under such license will be considered OyaGen Patent Rights as OyaGen Technology and subject to the license grant in Section 2.1. Tonix shall not be responsible for the payment of any fees, royalties and/or other payments due to NIAID and/or NIH in connection with the NIAID License which shall be the sole responsibility of OyaGen.

(b)          If during the course of the Term of this Agreement the US Government (by NIAID or NIH) is inserted as a joint owner of any of the OyaGen [***] Patent Rights, OyaGen [***] Patent Rights, and/or OyaGen [***] Patent Rights as set forth in Exhibits A-2, A-3, and A-4, respectively (collectively and separately the “New Joint Patent Rights”), OyaGen will engage NIAID (at OyaGen’s expense) in discussions with the intent to enter into an exclusive license of NIAID’s and/or NIH’s joint interest in the New Joint Patent Rights to OyaGen (the “Amended NIAID License”). Tonix agrees that an amended or new Interinstitutional Agreement between NIAID/NIH and OyaGen to cover the New Joint Patent Rights is an acceptable legal instrument to formalize the Amended NIAID License (the “Amended Interinstitutional Agreement”). OyaGen will keep Tonix fully informed with respect to the status of its negotiations with NIAID and/or NIH. The final version of the Amended Interinstitutional Agreement must be effective to enable OyaGen to exclusively sublicense NIAID’s rights to the New Joint Patent Rights to Tonix. In the event that OyaGen or any of its Affiliates ultimately enters into the Amended NIAID License, the licensed New Joint Patent Rights under such license will be considered OyaGen Patent Rights as OyaGen Technology and subject to the license grant in Section 2.1. Tonix shall not be responsible for the payment of any fees, royalties and/or other payments due to NIAID and/or NIH in connection with the Amended NIAID License which shall be the sole responsibility of OyaGen. Notwithstanding anything to the contrary in this Section 2.6(b) or anywhere else in this Agreement, in the event that NIAID and/or NIH has any right, title and/or interest in or to the OyaGen [***] Patent Rights, the OyaGen [***] Patent Rights and/or the OyaGen [***] Patent Rights, in addition to any other remedies that Tonix may have under this Agreement, at law or in equity, this Section 2.6(a) will apply to such Patent Rights as well.

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(c)           OyaGen will maintain the NIAID License and if applicable the Amended NIAID License in full force and effect from its effective date through the remainder of the Term. OyaGen will make all payments when due and perform its obligations under the NIAID License and if applicable the Amended NIAID License and will not fail to exercise its rights under the NIAID Licsne and if applicable the Amended NIAID License in any manner that could reasonably be considered to be detrimental to Tonix or any of its Related Parties. OyaGen will not amend the NIAID License or if applicable the Amended NIAID License without Tonix’s written consent. OyaGen will use Commercially reasonable Efforts to ensure that the NIAID License and if applicable the Amended NIAID License provides that in the event that such licensed is terminated for breach by Oyagen or otherwise, then Tonix will be entitled to a direct license from NIAID.

ARTICLE 3

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1          Responsibility. Tonix (itself and/or with or through a Related Party) shall be solely responsible, at its own expense, for, and shall control all aspects of, worldwide development (including, without limitation, pre-clinical and clinical development), manufacture, registration and commercialization (including, without limitation, marketing, promoting, selling, distributing and determining pricing for) Products in the Territory. Without limiting the generality of the foregoing, Tonix (itself and/or with or through a Related Party) shall be solely responsible for preparing and submitting all required regulatory filings in connection with obtaining and maintaining Marketing Approvals with respect to Products in the Field in the Territory, including all INDs and NDAs. All of such submissions and other regulatory filings relating to Products shall be submitted in the name of, and owned by, Tonix (or a Related Party, as applicable).

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3.2          Diligence.

(a)          Tonix shall use Commercially Reasonable Efforts to develop and commercialize the Products in at least one Region. In the event Tonix has not exercised Commercially Reasonable Efforts to commercialize a Product within thirty-six (36) months of the approval of such Product within the Region in which it is first approved and provided that the failure to commercialize is not the result of the failure of OyaGen to perform its obligations under the Agreement or a supply failure or other regulatory issues in such Region then marketing and manufacturing rights to the OyaGen Technology for such Region (and only such Region) shall revert to OyaGen.

(b)          In the event of a reversion of rights as described in 3.2(a) above, Tonix shall be entitled to receive fifty percent (50%) of any consideration received by OyaGen or any of its Affiliates from any Third Party granted the right to commercialize the Product in such Region (“Revenue Sharing”); provided that, Revenue Sharing shall be calculated net of commercially reasonable and documented direct third party out-of-pocket costs incurred and actually paid by OyaGen related to the subject Third Party agreement (“DOPC”). The terms and conditions of Article 5 of this Agreement, including, without limitation, with respect to record maintenance, reporting, payment and audit rights, will be applicable to any and all Revenue Sharing payments made by OyaGen, mutatis mutandis.

3.3          Records. Tonix shall maintain, or cause to be maintained, records of all development work conducted by or on behalf of Tonix with respect to Products. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

3.4          Reports. On or before June 30th and December 31st of each year during the Term beginning on December 31, 2021, Tonix shall deliver to OyaGen a written progress report regarding, to the extent applicable, (i) the status of any Product in development, (ii) any Product-related regulatory submissions and approvals, (iii) any Product-related commercialization efforts in the Territory and (iv) progress toward each of the Developmental Milestones (to the extent that any are outstanding).

3.5          Compliance with Applicable Laws. Tonix shall conduct, and shall cause each Related Party to conduct, all development, regulatory, manufacturing and commercialization activities with respect to Products anywhere in the world in compliance with all Applicable Laws.

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ARTICLE 4

PAYMENTS

4.1          Upfront Payments.

(a)           Equity Issuance. In consideration for the rights and licenses granted to Tonix hereunder, Tonix shall (i) issue to OyaGen, as soon as practicable following the Effective Date and in no event later than thirty (30) business days thereafter, such number of shares of common stock, $.001 par value, with a value of $[***] (the “Tonix Common Stock - OyaGen”) of Tonix Pharmaceuticals Holding Corp. (the “Parent”) and (ii) issue to Procela Partners Ltd. (“Procela”), as soon as practicable following the Effective Date and in no event later than thirty (30) business days thereafter, such number of shares of common stock, $.001 par value, with a value of $150,000, (the “Tonix Common Stock - Procela”), and together with the Tonix Common Stock – OyaGen, the “Upfront Tonix Common Stock”) of Parent, in each case, for all purposes the effective date of issuance (of record) with regard to Upfront Tonix Common Stock shall be the Effective Date. Notwithstanding anything contained herein to the contrary, the number of shares of Upfront Common Stock shall not exceed 5,000,000. The Upfront Tonix Common Stock will not be registered, and shall have no rights to registration, pursuant to the terms of the Securities Act of 1933, as amended, shall not be transferrable for a period of six (6) months and shall bear the restrictive legends in the form attached hereto as Exhibit B. The Upfront Tonix Common Stock shall be issued to OyaGen and to Procela pursuant to the terms of Subscription Agreements in Parent’s customary form. Certain additional rights and obligations with respect to the Upfront Tonix Common Stock will be set forth in a Voting Agreement in the form attached hereto as Exhibit C).

(b)           Upfront Payment. In consideration for the rights and licenses granted to Tonix hereunder, within two (2) business days following the Effective Date Tonix shall pay to OyaGen an amount equal to [***] dollars ($[***]) minus the amount of any payments made to OyaGen (and/or placed in escrow) in connection with the Term Sheet which contemplates up to [***] dollars ($[***]) in exclusivity payments. As of the Effective Date, OyaGen acknowledges and agrees that it has received $100,000 in exclusivity payments which shall be deducted from the Upfront Payment hereunder.

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4.2          Milestone Payments.

(a)               Milestone Events; Milestone Payments. Within sixty (60) days of the achievement of each of the milestone events set forth in the table below (each, a “Milestone Event”) by Tonix or a Related Party, Tonix shall provide OyaGen with written notice of such achievement (the date of issuance, being the “Notice Date”) and shall pay to OyaGen the corresponding milestone payments set forth below (each a “Milestone Payment”):

Milestone Events	Milestone Payments
(i) [***]	$[***]
(ii) [***]	$[***]
(iii) [***]	$[***]
(iv) [***]	$[***]per

(A) The Milestone Payments in Section 4.2(a)(i), (ii) and (iii) shall only be paid once, for the first achievement of the corresponding milestone event by any Product (regardless of the number of times such milestone event is achieved by a Product, the number of Indications for which such milestone event is achieved by a Product, or the number of Products that achieve such milestone event, and regardless of whether any such milestone event is achieved by the same Product that achieved any other milestone event or by a different Product). No Milestone Payments will payable for an approval of a Product for animal use.

(B) Each Milestone Payment will be payable, at OyaGen’s option, in cash or in Tonix Common Stock. In the event that OyaGen elects to receive Tonix Common Stock, it will be subject to the terms of the Voting Agreement and will be issued pursuant to the terms of a Subscription Agreement in Parent’s customary form. OyaGen’s written election of such option must be received by Tonix within five (5) business days of the Notice Date, and, if a timely election not made the amount will be paid in cash. Tonix shall make cash payments hereunder within the period required under Section 4.2(a). In the event that the payment is to be made in Tonix Common Stock, it will be made at the Tonix Common Stock Five Day VWAP, as soon as practicable following date Tonix received OyaGen’s written election and in no event later than the period contemplated by Section 4.2(a), in each case, for all purposes the effective date of issuance (of record) with regard to such Tonix Common Stock shall be no later than two (2) business days after the date Tonix received OyaGen’s written election. The Tonix Common Stock will not be registered, and shall have no rights to registration, pursuant to the terms of the Securities Act of 1933, as amended, shall not be transferrable for a period of six (6) months and shall bear the restrictive legends in the form attached hereto as Exhibit B. The Tonix Common Stock shall be issued to OyaGen pursuant to the terms of Subscription Agreements in Parent’s customary form. Certain additional rights and obligations with respect to the Tonix Common Stock will be set forth in a Voting Agreement in the form attached hereto as Exhibit C).

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4.3              Royalties. Subject to Sections 4.5, 4.6 and 4.7 below, as partial consideration for the licenses granted under this Agreement, Tonix shall pay royalties to OyaGen on aggregate annual Net Sales during the Royalty Term at the applicable rate(s) set forth below:

Annual Net Sales Increments	Royalty Rate
That portion of annual Net Sales that is less than or equal to US$[***]	[***]%
That portion of annual Net Sales that is greater than US$100 million and less than or equal to US$[***]	[***]%
That portion of annual Net Sales that is greater than US$[***]	[***]%

4.4              Sublicense Fees. Tonix shall pay to OyaGen [***]percent ([***]%) of any non-sales based cash sublicense consideration paid to and actually received Tonix or any of its Affiliates, including licensing fees and development based milestones but excluding (i) any consideration based on account of royalties or milestones on Product sales, (ii) investments in Tonix equity, (iii) reimbursement of direct research and development expenses incurred and required to be incurred by Tonix or loans to Tonix as part of the sublicense (including, without limitation, payments for FTEs) except to the extent that such reimbursements or loans are forgiven, (iv) fees payable to Tonix for bona fide services that are delivered in connection with the subject sublicense, (v) bona fide security investments, debt or other types of investments in the Tonix, including the right to acquire Tonix securities in the future, such as warrants, convertible debt and the like and (vi) reimbursement of fees or expenses incurred in connection with prosecution, maintenance, defense and/or enforcement of intellectual property rights. Payments of sublicense consideration under this Section 4.4 shall be made within sixty (60) days of the receipt of such consideration by Tonix, and shall be accompanied by a description of the sublicense income giving rise to the payment obligation in reasonable detail.

4.5              Royalty Term. Royalties under Section 4.3 shall be payable during the period of time commencing on the date of First Commercial Sale and ending on a country-by-country basis with respect to each Product upon the later of: (a) expiration of the last-to-expire Valid Patent Claim of the OyaGen Patent Rights Covering the manufacture, use or sale of such Product or the Compound contained in such Product in such country and (b) the expiration of any Regulatory Exclusivity applicable to such Product in such country (the “Royalty Term”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, Tonix’s licenses under Section 2.1 with respect to such Product in such country shall become fully-paid, irrevocable and perpetual.

4.6              Third Party Licenses. In the event that Tonix determines that it is necessary to obtain one or more licenses to Patent Rights of Third Parties in order to make, have made, use, offer to sell, sell or import a Product in a country (“Third Party Patent Licenses”), fifty percent (50%) of the royalties actually paid to Third Parties under such Third Party Patent Licenses by Tonix for the sale of such Product in such country for a calendar quarter shall be creditable against the royalty payments due OyaGen by Tonix with respect to Net Sales of such Product in such country for such calendar quarter; provided, however, that in no event shall the royalties otherwise owed by Tonix to OyaGen for such calendar quarter in such country be reduced by more than fifty percent (50%) as a result of any and all such offsets in the aggregate and further provided that no such offset will be permitted to the extent that such offset reduces the royalty payable to OyaGen below the royalty payable to the subject third party.

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4.7              Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country with a royalty rate lower than the royalty rate under Section 4.3, then the royalty rate applicable to Net Sales of such Product in that country under Section 4.3 shall be reduced to a rate which is two (2%) percentage points (i.e., 200 basis points) less than the rate paid by the compulsory licensee; provided, however, that if the royalty rate payable by the compulsory licensee with respect to Net Sales of such Product in such country is 2% or less, then Tonix shall pay to OyaGen 10% of the royalties received by Tonix or its Affiliate with respect to Net Sales of such Product in such country by such compulsory licensee.

ARTICLE 5

PAYMENT; RECORDS; AUDITS

5.1              Payment; Reports. Royalties under Section 4.3 shall be calculated and reported for each calendar quarter during the Royalty Term and shall be paid within sixty (60) days after the end of the calendar quarter. Each payment of royalties shall be accompanied by a report of Net Sales of Products by Tonix and Related Parties in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of Products on a Product-by-Product and country-by-country basis, the deductions from gross sales (by major category as set forth in the definition of Net Sales), details of any royalty credits taken pursuant to Section 4.6 on a Third Party Patent License-by-Third Party Patent License basis, any applicable reductions or adjustments made pursuant to ARTICLE 4, the royalty payable, and the exchange rates used.

5.2              Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com, or should such rates cease to be published by OANDA, a successor or replacement agreed upon by the parties, during the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by OyaGen.

5.3              Tax Withholding. OyaGen will pay any and all taxes levied on account of any payments made to it under this Agreement. If Tonix is advised in writing by its attorneys or accountant that Tonix is required to withhold any portion of any payment made to OyaGen under this Agreement, Tonix shall (a) deduct such taxes from the payment made to OyaGen, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to OyaGen and certify its receipt by the taxing authority within thirty (30) days following such payment, (d) reasonably cooperate with OyaGen, if requested, to obtain available reductions, credits or refunds of such taxes and (e) provide OyaGen a copy of such written advisement or instructions at least thirty (30) days, or such shorter period as reasonably practicable given the timing of the subject advice or instructions received by Tonix, in advance of such withholding. Without limiting the generality of the foregoing, upon request by OyaGen, Tonix shall provide OyaGen such information in Tonix’s possession as may be reasonably necessary for OyaGen to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to OyaGen under this Agreement.

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5.4              Audits. Tonix shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit OyaGen to confirm the accuracy of all royalty payments due hereunder for at least three (3) full calendar years following the end of the calendar year to which they pertain. OyaGen shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Tonix to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three (3) full calendar years. No calendar year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than sixty (60) days to Tonix in the location where the records are maintained. The auditor will execute a confidentiality agreement in a form acceptable to Tonix with Tonix and will disclose to OyaGen only such information as is reasonably necessary to provide OyaGen with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Tonix at the same time it is sent to OyaGen. The report sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. OyaGen shall bear the full cost of such audit unless such audit discloses an underpayment by Tonix of more than five percent (5%) of the amount due for any calendar quarter (a “Material Underpayment”) under this Agreement, in which case, Tonix shall bear the full cost of such audit and shall promptly remit to OyaGen the amount of such Material Underpayment. If such audit discloses an overpayment by Tonix, then Tonix will deduct the amount of such overpayment from future amounts otherwise owed to OyaGen under this Agreement.

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ARTICLE 6

CONFIDENTIALITY AND PUBLICATION

6.1          Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for seven (7) years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that it, and its and its Affiliates’, employees, agents, consultants and other representatives, for clarification also including each Related Party, do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The OyaGen Technology, to the extent subject to the licenses to Tonix under this Agreement, shall be deemed the Confidential Information of Tonix notwithstanding the fact that it was furnished by OyaGen to Tonix in the first instance.

6.2          Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of or reference to the Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3          Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)               filing or prosecuting Patents as permitted by this Agreement;

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(b)               enforcing such Party’s rights under this Agreement (including registering the licenses granted hereunder with applicable authorities) and in performing its obligations under this Agreement.

(c)                prosecuting or defending litigation as permitted by this Agreement;

(d)               complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e)               disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this ARTICLE 6; and

(f)                 disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or acquirers in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4          Publications. Tonix and its Affiliates shall have the right to publish the results of their development activities, including clinical trials, with respect to Compounds and/or Products in the Field. OyaGen shall have the right to review and comment on any material proposed for disclosure or publication by Tonix or its Affiliate, such as by oral presentation, manuscript or abstract that includes Confidential Information of OyaGen. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), Tonix shall deliver a complete copy to OyaGen at least thirty (30) days prior to submitting the material to a publisher or initiating such other disclosure, and OyaGen shall review any such material and give its comments to Tonix within ten (10) days of the delivery of such material to OyaGen which comments shall be considered by Tonix in good faith. With respect to oral presentation materials and abstracts, Tonix shall deliver a complete copy to OyaGen at least ten (10) business days prior to the anticipated date of the presentation, and OyaGen shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Tonix with appropriate comments, if any, but in no event later than five (5) business days from the date of delivery to OyaGen which comments shall be considered by Tonix in good faith. Tonix shall comply, or cause its Affiliate to comply (as applicable), with OyaGen’s requests to delete references to OyaGen’s Confidential Information in any such material and, if applicable, agrees to delay any submission for publication or other public disclosure for a period of up to an additional sixty (60) days for the purpose of preparing and filing appropriate patent applications. OyaGen shall not publish or otherwise disseminate, including, but not limited to, in articles, posters, oral presentations or other formats, any information relating to Compounds and/or Products without the prior written consent of Tonix. Notwithstanding the preceding sentence, the article described on Schedule 6.4 which was submitted for publication prior to the Effective Date may be published subsequent to the Effective Date without Tonix’s consent.

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6.5           Publicity.

(a)          Press Releases. The Parties shall jointly issue a press release acceptable to each Party to be released at an agreed upon time. Except as required by the applicable securities laws or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 6.5 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 6.5.

(b)          Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor any of its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange. OyaGen hereby consents to Tonix’s use of its name in any filing with a Regulatory Authority as well as any private placement memorandum or other investment document related to Tonix or its securities.

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6.6          Prior Confidential Disclosure Agreement. As of the Effective Date, the terms of this ARTICLE 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidential Disclosure Agreement between OyaGen and Tonix dated March 7, 2020. Any information disclosed by a Party pursuant to any such prior agreement shall be deemed Confidential Information of such Party for purposes of this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1          Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; (d) it is not under any obligation, contractual or otherwise, to any party that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder; (e) there are no claims or investigations, pending or, to the knowledge of the representing Party, threatened against the representing Party or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect such representing Party’s ability to perform its obligations hereunder.

7.2          OyaGen Representations and Warranties. OyaGen represents and warrants to Tonix that as of the Effective Date of this Agreement:

(a)               Exhibit A attached hereto contains a true and complete list of the OyaGen Patent Rights existing on the Effective Date, each jurisdiction in which such OyaGen Patent Rights have been filed and the filing date in each such jurisdiction. The OyaGen Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by OyaGen as of the Effective Date that Cover either Compound and/or any Product, or the manufacture, use, sale, offer for sale or import of the foregoing;

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(b)          to OyaGen’s knowledge, the OyaGen Patent Rights listed in Exhibit A are being diligently prosecuted in accordance with Applicable Law in each jurisdiction in which they are filed;

(c)          the OyaGen Patent Rights listed in Exhibit A have been filed and maintained properly and correctly in all jurisdictions in which they are filed and all applicable fees have been paid on or before the due date for payment;

(d)          no reexamination, interference, invalidity, opposition, inter partes review, post grant review, nullity or similar claim or proceeding is pending, or, to OyaGen’s knowledge, threatened with respect to any OyaGen Patent Right listed in Exhibit A;

(e)          neither OyaGen, nor any of its Affiliates, has provided any Third Party written notice that such Third Party infringes or has infringed the OyaGen Patents Rights listed in Exhibit A or misappropriated or used, without authorization, the OyaGen Know-How;

(f)           to OyaGen’s knowledge, the manufacture, use, sale, offer for sale or import of a Compound, a Product or the practice under any OyaGen Patent Rights or OyaGen Know-How does not Infringe any issued patent, and neither OyaGen nor, any of its Affiliates has received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of a Compound, a Product or the practice under any OyaGen Patent Rights and/or OyaGen Know-How would Infringe the patent or other intellectual property rights of any Third Party; if OyaGen or any of its Affiliates receives any such written notice during the term of this Agreement, OyaGen shall promptly provide such written notice to Tonix;

(g)          OyaGen (i) has the right to grant the licenses that it purports to grant in Section 2.1 (including, without limitation, that neither OyaGen nor any of its Affiliates have entered into any undertaking that limits, nor is subjected to any constraints that limit, its rights or freedom to grant the licenses); and (ii) has not, and neither has any of its Affiliates, granted to any Third Party any license or other right with respect a Compound, a Product, OyaGen Patent Rights and/or OyaGen Know-How that conflicts with the license and rights granted to Tonix herein;

(h)          there are no licenses, sublicenses and other agreements to which OyaGen or any of its Affiliates is a party and pursuant to which any Third Party grants to OyaGen or any of its Affiliates (i) any license or other right to exploit a Compound or a Product, (ii) any covenant not to assert/sue or other immunity from suit under any intellectual property rights Covering a Compound or a Product, (iii) any ownership right or title, whether actual or contingent, to any intellectual property rights Covering a Compound or a Product, or (iv) an option or right of first refusal relating to any intellectual property rights Covering the exploitation of a Compound or a Products;

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(i)           there are no licenses, sublicenses and other agreements requiring OyaGen or any of its Affiliates to license, assign or otherwise grant rights to any Third Party for any additions, modifications or improvements made by or for OyaGen or its Affiliates to any OyaGen Patents Rights;

(j)           neither OyaGen nor any of its Affiliates is a party to (i) any license, sublicense or other agreement to which and pursuant to which any Third Party is granted any license or other right to make, have made, use, sell, have sold, offer for sale, import or otherwise distribute or exploit a Compound or a Product, (ii) any covenant not to assert/sue or other immunity from suit under or any other rights to, any OyaGen Patent Rights and/or OyaGen Know-How, (iii) any ownership right or title, whether actual or contingent, to any OyaGen Patent Rights and/or OyaGen Know-How, or (iv) an option or right of first refusal relating to any OyaGen Patent Rights and/or OyaGen Know-How.

(k)          except for the US Government’s joint interest in the Patent Rights set forth on Exhibit A-1, OyaGen is the sole owner of all right, title and interest in and to the OyaGen Patent Rights and OyaGen Know-How, and no Third Party (including, but not limited to any governmental authority) has any rights in or to a Compound, a Product or any OyaGen Patent Rights and/or OyaGen Know-How for any reason, including, but not limited to as a result of development work performed by such Third Party or funding provided by such Third Party. For clarification, OyaGen represents that it is the sole owner of the OyaGen [***] Patent Rights, the OyaGen [***] Patent Rights, and the OyaGen [***] Patent Rights as set forth in Exhibits A-2, A-3, and A-4, respectively.;

(l)           the Data Room Documents contain copies of all material and relevant information (including all material agreements) with respect to the OyaGen Patent Rights and/or OyaGen Know-How, in each case in the possession and Control of OyaGen, and such information is true, complete and correct;

(m)         all current and former officers, employees, agents, advisors, consultants, contractors or other representatives of OyaGen or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any OyaGen Patent Rights and/or OyaGen Know-How have executed and delivered to OyaGen or any such Affiliate an assignment or other agreement regarding the protection of proprietary Confidential Information and the assignment to OyaGen or any such Affiliate of any OyaGen Patent Rights and/or OyaGen Know-How, the current form of which has been made available for review by Tonix. To OyaGen’s knowledge, no current officer, employee, agent, advisor, consultant or other representative of OyaGen or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of OyaGen Patent Rights and/or OyaGen Know-How or of any employment contract or any other contractual obligation relating to the relationship of any such Person with OyaGen or any such Affiliate;

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(n)          (i) there are no claims, judgments or settlements against or owed by OyaGen or any of its Affiliates with respect to the OyaGen Patent Rights and/or OyaGen Know-How, and neither OyaGen nor any of its Affiliates is a party to any legal action, suit or proceeding relating to a Compound, a Product or any OyaGen Patent Rights and/or OyaGen Know-How, and (ii) nor has OyaGen or any of its Affiliates received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(o)          all tangible or recorded information and data provided by or on behalf of OyaGen or any of its Affiliates to Tonix related to a Compound, a Product, any OyaGen Patent Rights and/or OyaGen Know-How on or before the Effective Date in contemplation of this Agreement has been provided through the Data Room Documents and was and is true, accurate and complete in all material respects, and neither OyaGen nor any of its Affiliates have failed to disclose, or failed to cause to be disclosed, any such information or data related to a Compound, a Product, any OyaGen Patent Rights and/or OyaGen Know-How in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect;

(p)          neither OyaGen nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Compound and/or Product, and, to the best of OyaGen’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Compound and/or Product in the Field in the Territory;

(q)          except as set forth on Schedule 7.2(q), there are no ongoing research or development activities (including, without limitation, any clinical trials) being conducted by or on behalf of OyaGen or any of its Affiliates with respect to Compounds or Products;

(r)          (i) all research and development (including, without limitation, non-clinical studies and clinical trials) conducted by or on behalf of OyaGen or any of its Affiliates related to a Compound, a Product and/or the OyaGen Patent Rights and/or OyaGen Know-How prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP; and (ii) to OyaGen’s knowledge, all research and development (including non-clinical studies and clinical trials) conducted related to a Compound, a Product and/or the OyaGen Patent Rights and/or OyaGen Know-How prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP;

(s)          neither OyaGen nor any of its Affiliates, or its or their employees, officers, subcontractors or consultants who have rendered or shall render services relating to the Compound or Product (i) has ever been debarred or is subject to debarment or convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a or any foreign equivalent thereof or (ii) has ever been under indictment for a crime for which a person or entity could be debarred under said Section 335a or any foreign equivalent thereof;

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(t)            neither OyaGen nor any of its Affiliates, directors, officers, employees, or any agent, representative, subcontractor or other third party acting for or on such its behalf, has, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development, commercialization or exploitation of a Compound or a Product, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and OyaGen’s books, accounts, records and invoices related to the Compounds, the Products and the OyaGen Patent Rights and/or OyaGen Know-How are complete and accurate;

(u)           with respect to any and all confidential information and any and all other materials used in development of a Compound, a Product and/or the OyaGen Patent Rights and/or OyaGen Know-How, OyaGen has the right under each such agreements to transfer such confidential information or other materials to Tonix and to grant Tonix the right to use such confidential information or other materials in the in accordance with the terms of this Agreement;

(v)            the OyaGen Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality and to the knowledge of OyaGen and its Affiliates, no breach of such confidentiality has been committed by any Third Party;

(w)           neither OyaGen nor any of its Affiliates has violated the FCPA or Export Control Laws in connection with the development of a Compound, a Product and/or the OyaGen Patent Rights and/or OyaGen Know-How;

(x)            OyaGen is a party to that certain Research Collaboration Agreement (the “Collaboration Agreement”), by and between the National Institute of Allergy and Infectious Diseases (“NIAID”), dated as of November 22, 2016, as amended pursuant to which NIAID performed certain screenings related to the Compounds effectiveness against SARS-COV-2, Lassa Virus and Vaccinia Virus and and the resulting data formed the basis for certain of the OyaGen Patent Rights included within the OyaGen [***] Patent Rights, the OyaGen [***] Patent Rights and the OyaGen [***] Patent Rights (the “Screening Data”).

(y)            OyaGen is authorized to transfer the Screening Data to Tonix and has obtained any necessary consents from NIAID for such transfer. OyaGen has the right to use any data generated under the Collaboration Agreement relating to the effectiveness of the Compounds against SARS-CoV-2, including, without limitation, in any patent applications, scientific articles, or other publications.to Tonix Pharmaceutical Holding Corp.;

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(b)            OyaGen owns all right, title and interest, and no Third Party, including, without limitation, the NIAID, the NIH or any other governmental authority, has any right title or interest in or to or any basis to claim that it or any of its staff is or should be an inventor with respect to the OyaGen [***] Patent Rights, the OyaGen [***] Patent Rights and/or the OyaGen [***] Patent Rights. If during the course of the Term of this Agreement the US Government (by NIAID or NIH) is inserted as a joint owner of any of the OyaGen [***] Patent Rights, OyaGen [***] Patent Rights, and/or OyaGen [***] Patent Rights as set forth in Exhibits A-2, A-3, and A-4, respectively, OyaGen will negotiate in accordance with Section 2.6(b) so as to exclusively sublicense NIAID or NIH’s portion of any such Patent Rights to Tonix; and

EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, OYAGEN IS LICENSING THE OYAGEN PATENT RIGHTS AND OYAGEN KNOW-HOW ON AN “AS IS” BASIS, AND OYAGEN MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE OYAGEN PATENT RIGHTS AND OYAGEN KNOW-HOW AND/OR ANYTHING DISCOVERED, DEVELOPED, MANUFACTURED, USED, SOLD, OFFERED FOR SALE, IMPORTED, EXPORTED, DISTRIBUTED, RENTED, LEASED OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED HEREUNDER, INCLUDING BUT NOT LIMITED TO THE FOLLOWING: ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT; ANY WARRANTIES AS TO THE VALIDITY OF ANY PATENT; AND, ANY WARRANTIES OF FREEDOM FROM INFRINGEMENT OF ANY DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS OF ANY PARTY.

7.3          OyaGen Covenant. In addition to any covenants made by OyaGen elsewhere in this Agreement, OyaGen hereby covenants to Tonix that during the Term, OyaGen will not grant any Third Party any license or other right with respect to any Compound, the OyaGen Patent Rights and/or the OyaGen Know-How, in each case for use in the Field in the Territory, in derogation of the license and rights granted to Tonix hereunder.

7.4          Tonix Representations and Warranties. Tonix represents and warrants to OyaGen that as of the Effective Date of this Agreement neither Tonix nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the United States.

7.5          Mutual Covenants. In addition to any covenants made by a Party elsewhere in this Agreement, each Party hereby covenants to the other as follows:

(a)            neither such Party nor any of its Affiliates will knowingly employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Product; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to any Product, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Product;

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(b)            neither such Party nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, knowingly pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly knowingly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement; and

(c)            neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall knowingly cause the other Party to be in violation of the FCPA or Export Control Laws.

7.6          Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or, in the case of Tonix, a Related Party; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, (b) each such Affiliate, subcontractor or Related Party undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to ARTICLE 6 and Section 8.1, and (c) notwithstanding the foregoing or anything to the contrary in this Agreement, such Party shall at all times be fully responsible for the performance and payment obligations of its Affiliate, subcontractor or Related Party.

7.7          Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6, A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10, OR IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, FRAUD OR ILLEGAL ACTIVITY, OR IN THE CASE OF OYAGEN, A BREACH OF SECTION 2.2 OR 7.3, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

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THE PARTIES HERETO ACKNOWLEDGE THAT THE LIMITATIONS AND EXCLUSIONS OF LIABILITY AND DISCLAIMERS OF WARRANTY IN THIS AGREEMENT FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1          Ownership. As between the Parties, OyaGen is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the OyaGen Technology, other than the OyaGen [***] Patent Rights jointly owned by OyaGen and The United States of America as represented by The Secretary of Health and Human Services, and other than Joint Inventions and Joint Patent Rights, and Tonix is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Tonix Technology, other than Joint Inventions and Joint Patent Rights. A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees or agents of such Party and or its Affiliates or other persons acting under its authority. The Parties shall jointly own rights in any Invention made jointly by one or more employees or agents of each Party and/or such Party’s Affiliates or other persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”). For clarity, Inventions developed exclusively by one Party and such Party’s Affiliates shall not be considered Joint Inventions. Subject to the rights and licenses granted under this Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting. Each Party shall be liable with respect to its own employees for compliance with any applicable legislation and its own policies concerning employee inventions, including payment of employee invention awards (if any).

8.2          Patent Prosecution and Maintenance.

(a)               OyaGen Patent Rights. Prior to the Effective Date, OyaGen shall control the preparation, filing, prosecution and maintenance of the OyaGen Patent Rights at its expense. After the Effective Date, Tonix shall have the right, but not the obligation to control the preparation, filing, prosecution and maintenance including inter partes review or post-grant review proceedings, oppositions, nullity proceedings and the like of OyaGen Patent Rights at Tonix’s sole expense and by counsel of Tonix’s choice, in consultation with OyaGen and counsel of OyaGen’s choice (which shall be at OyaGen’s expense). Tonix shall keep OyaGen informed of progress with regard to the preparation, filing, prosecution and maintenance of such OyaGen Patent Rights and shall provide to OyaGen copies of all official communications issued by a patent office (including but not limited to pre-examination notices, restriction requirements, and office actions) within fifteen (15) business days of Tonix’s receipt thereof, and shall provide to OyaGen copies of all patent office submissions within thirty (30) days of filing. The Parties intend that consultation under this Section 8.2(a) between the Parties relating to the OyaGen Patent Rights will be in accordance with a common interest in the validity, enforceability, and scope of the OyaGen Patent Rights. Each Party shall treat such consultation, along with any information disclosed by each Party in connection therewith (including any information concerning patent expenses), on a confidential and attorney-client privilege basis and shall not disclose such consultation or information to any Party without the other Party’s prior written consent. Except to the extent required by applicable law, under no circumstances shall Tonix or Tonix’s counsel amend the claims of any of the patent applications or patents which are part of the OyaGen Patent Rights in a manner that would change ownership from OyaGen as the sole owner with respect to the OyaGen [***] Patent Rights, the OyaGen [***] Patent Rights, and/or the OyaGen [***] Patent Rights. In the event that Tonix desires to abandon or cease prosecution or maintenance of any OyaGen Patent Right in any country or jurisdiction (such country or jurisdiction, the “Abandoned Territory”), Tonix shall provide written notice to OyaGen of such intention to abandon no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such OyaGen Patent Right in the relevant patent office (the “Abandonment Notice”). In such case, upon receipt of a written request by OyaGen delivered no later than fifteen (15) days after receipt of the Abandonment Notice to assume responsibility for prosecution and maintenance of such OyaGen Patent Right, Tonix shall allow OyaGen at its sole cost and expense and by counsel of its own choice, to assume such responsibility or at its sole discretion abandon or cease the prosecution or maintenance of such application or patent at issue. Tonix shall reimburse OyaGen any extension fees required to keep any such OyaGen Patent Right pending that were due at the time of delivery of such OyaGen Patent Right to OyaGen.

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(b)           Joint Patent Rights. Tonix shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patent Rights, at Tonix’s sole expense and by counsel of Tonix’s choice. Tonix shall keep OyaGen reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patent Rights, and shall provide to OyaGen copies of all official communications issued by a patent office (including but not limited to pre-examination notices, restriction requirements, and office actions) relating to the Joint Patent Rights within fifteen (15) business days of Tonix’s receipt thereof, and shall provide to OyaGen copies of all material patent office submissions within a reasonable amount of time following submission thereof by Tonix. In the event that Tonix desires to abandon or cease prosecution or maintenance of any Joint Patent Right, Tonix shall provide written notice to OyaGen of such intention to abandon promptly after Tonix makes such determination, which notice shall be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office. In such case, OyaGen shall have the right, in its discretion, exercisable upon written notice to Tonix delivered no later than fifteen (15) days after receipt of notice from Tonix, to assume responsibility for prosecution and maintenance of such Joint Patent Right, at its sole cost and expense and by counsel of its own choice. Tonix shall reimburse OyaGen any extension fees required to keep any such Joint Patent Right pending that were due at the time of delivery of such Joint Patent Right to OyaGen.

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(c)           Tonix Patent Rights. Except as provided in Section 8.2(b) with respect to Tonix’s interest in Joint Patent Rights, Tonix shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Tonix Patent Rights at Tonix’s sole expense and by counsel of its choice.

(d)           Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Agreement and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and the like with respect to any Patent Right as well as in registering the licenses granted hereunder with the applicable authorities. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patent Rights set forth in Section 8.1, and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

8.3          Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened infringement by a Third Party of any of the OyaGen Patent Rights and/or Joint Patent Rights (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other request for approval or marketing authorization for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party related to a Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the OyaGen Patent Rights or Joint Patent Rights ((x)-(z), collectively, “Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any OyaGen Patent Right or Joint Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt.

(a)           Competitive Infringement. Tonix shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of a OyaGen Patent Right or a Joint Patent Right, in each case that Covers a Product (collectively, the “Relevant Patent Rights”), at Tonix’s own expense and by counsel of its own choice. Tonix will be permitted to name OyaGen as a co-party in any such action and shall furnish OyaGen with copies of any documents related to such proceedings. If Tonix fails to bring any such action or proceeding with respect to Competitive Infringement of any Relevant Patent Right within ninety (90) days following the notice of alleged Competitive Infringement, OyaGen shall have the right, but not the obligation, to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Tonix shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

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(b)               Other Infringement. The Parties shall mutually agree on a case-by-case basis (A) whether to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any Patent Right that is not a Relevant Patent Right, (B) which Party would bring (or defend) and control such action, and (C) how the expenses of, and any recovery from, any such action would be allocated.

(c)                Tonix Patent Rights. Tonix shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any Tonix Patent Right at its own expense and by counsel of its own choice.

(d)               Cooperation. In the event a Party brings (or defends) an Infringement action in accordance with this Section 8.3, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Section 8.3 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 8.3 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld. In any infringement suit as either Party may institute to enforce the OyaGen Patent Rights or in any declaratory judgment action alleging invalidity or non-infringement of any OyaGen Patent Rights brought against OyaGen or Tonix, the other Party shall, at the request and expense of the Party initiating or defending the suit or action, cooperate in all reasonable respects and make reasonable requests to have its employees testify when requested and make available relevant records, papers, information, specimens and the like.

(e)               Expenses. In the event that Tonix undertakes the enforcement or defense of the OyaGen Patent Rights or Joint Patent Rights by litigation or settlement action, from the date of Tonix’s filing of a litigation pleading, notice of appearance or other litigation initiating document, Tonix may withhold up to fifty percent (50%) of the royalties otherwise thereafter due OyaGen under Section 4.3 and apply the same toward reimbursement of its expenses, including reasonable attorney’s fees in connection therewith.

(f)                 Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.3, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses and costs of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses and costs of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be retained by the Party that brought (or defended) and controlled such action; provided, however, that:

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(i)           any recovery realized by Tonix as a result of any action brought (or defended) and controlled by Tonix pursuant to Section 8.3(a) or Section 8.3(b) (after reimbursement of the Parties’ documented out-of-pocket legal expenses and costs relating to the action or proceeding) shall be allocated as follows: (1) compensatory damages shall, if awarded, be treated as Net Sales of Products in the quarter in which such damages are received for purposes of Section 4.3, but only to the extent that OyaGen has not been directly awarded such damages in the litigation; and (2) non-compensatory damages shall be divided 80% to Tonix and 20% to OyaGen; and

(ii)          any recovery realized by OyaGen as a result of any action brought and controlled by OyaGen pursuant to Section 8.3(a) or Section 8.3(b) (after reimbursement of each Party’s documented out-of-pocket legal expenses and costs relating to the action or proceeding) shall be allocated 80% to OyaGen and 20% to Tonix.

8.4          Patent Term Extensions.

(a)           OyaGen Patent Rights. Tonix shall have the right to determine the OyaGen Patent Rights for which it will apply for extension of patent term (including, without limitation, a supplementary protection certificate) in any country and/or jurisdiction for any Product in the Field. Tonix shall file for any such extension at Tonix’s cost and expense. OyaGen shall provide all reasonable assistance to Tonix in connection with such filings, including allowing Tonix to file for the extension or supplementary protection certificate in Oyagen’s name. In the event that Tonix desires to not apply for such patent extension, Tonix shall provide written notice to OyaGen of such intention not to file no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such OyaGen Patent Right in the relevant patent office. In such case, upon receipt of a written request by OyaGen to assume responsibility for prosecution and maintenance of such patent extension, Tonix shall allow OyaGen at its sole cost and expense and by counsel of its own choice, delivered no later than fifteen (15) days after receipt of notice from OyaGen to assume such responsibility.

(b)           Joint Patent Rights. Tonix shall have the right to determine the Joint Patent Rights for which it will apply for patent term extension (including, without limitation, a supplementary protection certificate) in any country and/or jurisdiction for any Product in the Field, and Tonix shall file for any such extension at Tonix’s cost and expense. Each Party shall provide all reasonable assistance to the other Party in connection with such filings including allowing the Party filing the request to file in the other Party’s name alone or jointly provided that the Party filing for any such extension shall pay or reimburse any out-of-pocket costs incurred by the other Party in providing such assistance.

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(c)          Tonix Patent Rights. Tonix shall have the sole right to apply for extension of term for any Tonix Patent Right in any country and/or jurisdiction for any product, including, without limitation, any Product in the Field, at Tonix’s sole cost and expense.

8.5          Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.5 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

ARTICLE 9

TERM AND TERMINATION

9.1          Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this ARTICLE 9, continue until the expiration of the Royalty Term (the “Term”).

9.2          Termination for Material Breach.

(a)           Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days after notice from the terminating Party indicating the nature of such breach (however such cure period shall be reduced to thirty (30) days in the event of a payment breach), or if such other Party is dissolved or liquidated or takes any corporate action for such purpose; makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Any such termination shall become effective at the end of the above-stated cure period unless the breaching Party has cured such breach prior to the end of such period. Any right to terminate under this Section 9.2(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with ARTICLE 11 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with ARTICLE 11.

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(b)           For clarity, in the event of material breach of this Agreement by OyaGen that is not cured within the applicable notice period set forth in Section 9.2(a), Tonix, at its sole discretion, may either:

(i)          terminate this Agreement in accordance with Section 9.2(a) (in addition to pursuing any remedy that may be available to Tonix at law or in equity as a result of OyaGen’s breach of this Agreement); or

(ii)         elect (A) not to terminate this Agreement, (B) to retain the license granted under Section 2.1, subject to all terms and conditions hereof, and (C) pursue any remedy that may be available to Tonix at law or in equity as a result of OyaGen’s breach of this Agreement, without prejudice to Tonix’s right to terminate this Agreement at a later date pursuant to Section 9.2 (for that uncured material breach or any other uncured material breach of this Agreement by OyaGen) or pursuant to Section 9.3.

9.3          At-Will Termination by Tonix. Tonix shall have the right to terminate this Agreement on a country-by-country basis for any reason or for no reason at any time upon sixty (60) days’ prior written notice to OyaGen, provided Tonix’s termination shall not be deemed to cure any breach existing as of the date of such termination.

9.4          Effect of Expiration or Termination.

(a)           Expiration. Upon expiration (but not on earlier termination) of this Agreement, all licenses granted by OyaGen to Tonix that were in effect immediately prior to such expiration shall survive on a non-exclusive, fully-paid, royalty-free basis.

(b)           Any Termination. Upon any termination of this Agreement prior to its expiration, (i) the license (on a country-by-country basis in the event of partial termination by Tonix under Section 9.3) granted to Tonix pursuant to Section 2.1 shall automatically terminate and revert to OyaGen, (ii) all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided below in Section 9.5, and (iii) all intellectual property, ownership, marketing and manufacturing rights with respect to the OyaGen Technology shall revert to OyaGen without limitation (on a country-by-country basis in the event of partial termination by Tonix under Section 9.3).

9.5          Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 3.2(b), 8.1, Sections 8.2 – 8.5 (inclusive, but in each case, only with respect to Joint Patent Rights), 9.4, 9.6, 9.7, 10.1, 10.2, 10.3 and ARTICLES 6, 7, 11 and 12 and this Section 9.5 of this Agreement, along with any other terms or conditions that would be required to survive to give effect to the enumerated surviving provisions, shall survive expiration or any termination of this Agreement.

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9.6              Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this ARTICLE 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

9.7              Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

ARTICLE 10

INDEMNIFICATION

10.1          Indemnification by Tonix. Tonix shall indemnify, defend, and hold harmless each OyaGen Indemnitee from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including reasonable and documented legal expenses and attorneys’ fees) (“Losses”) based on, arising out of, or relating to claims by any Third Party (a “Claim”) arising in connection with this Agreement to the extent arising out of (a) the gross negligence, willful misconduct, fraud or illegal activity of the Tonix Indemnitees and their subcontractors, (b) the breach by the Tonix Indemnitees and their subcontractors of the confidentiality obligations set forth in ARTICLE 6, (c) the breach by the Tonix Indemnitees and their subcontractors of Section 3.5, (d) the breach by Tonix of the representations, warranties and covenants set forth in ARTICLE 7, and (e) the use by Tonix Indemnitees and their subcontractors of the OyaGen Technology, to the extent subject to the licenses to Tonix under this Agreement, or any Product, in each case including but not limited to the exploitation, development, manufacture, use, sale, offer for sale or other disposition thereof; except, in each case of (a) – (e), to the extent such Losses result from any Claim for which OyaGen is obligated to indemnify the Tonix Indemnitees under Section 10.2. Further, in the event that OyaGen or any of its Affiliates becomes a subcontractor of Tonix or any Tonix Indemnitee, the acts and omissions of OyaGen and/or such Affiliate(s) will not be indemnifiable under this Section 10.1.

10.2          Indemnification by OyaGen. OyaGen shall indemnify, defend, and hold harmless each Tonix Indemnitee from and against any and all Losses based on, arising out of, or relating to claims by any Third Party arising in connection with this Agreement to the extent arising out of (a) the gross negligence, willful misconduct, fraud or illegal activity of any OyaGen Indemnitee, (b) patent infringement arising out of the exercise of rights under the OyaGen Patent Rights, (c) misappropriation of trade secrets arising out of the exercise of rights under the OyaGen Know-How, (d) the breach by any OyaGen Indemnitee of the confidentiality obligations set forth in ARTICLE 6; and (e) the breach by OyaGen of the representations, warranties and covenants set forth in Section 2.2 and ARTICLE 7; except, in each case of (a) – (e), to the extent such Losses result from any Claim for which Tonix is obligated to indemnify the OyaGen Indemnitees under Section 10.1.

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10.3          Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable and documented attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any claim, pending resolution of the dispute pursuant to ARTICLE 11 the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2, as applicable, upon resolution of the underlying claim.

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10.4          Insurance. Each Party shall procure and maintain adequate levels of insurance that are consistent with industry standards for similarly situated companies, including comprehensive or commercial general liability insurance (including contractual liability and product liability). Such insurance shall include commercially reasonable levels of insurance as may be customary in light of status of activities being conducted. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 10 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least 30 days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 11

DISPUTE RESOLUTION

11.1          Disputes. Any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) that cannot be resolved by the Parties within thirty (30) days that a Party is notified of such Dispute, will be referred to the Chief Executive Officer of OyaGen and the Chief Executive Officer of Tonix for attempted resolution, with each party exercising good faith in such attempt. In the event such executives are unable to resolve such Dispute within thirty (30) days of such Dispute being referred to them, then, the Parties shall be free to pursue legal remedies in accordance with the terms of this Agreement. This Section 11.1 shall not prohibit either Party from seeking equitable relief in any court of competent jurisdiction.

ARTICLE 12

MISCELLANEOUS

12.1          Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, and this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

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12.2          Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each Party submits to the exclusive jurisdiction of the state and Federal courts in New York County, New York with respect to any action brought in connection with this Agreement.

12.3          Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including but not limited to the Term Sheet. The Exhibits and Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

12.4          Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.5          Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld). Tonix shall have the right to assign, license or otherwise transfer or encumber all or any portion of its rights and/delegate any of its obligations under this Agreement without consent. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

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12.6          Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, pandemic, epidemic or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.7          Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.8          Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (in each case, if promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to OyaGen, to:	OyaGen, Inc.

77 Ridgeland Rd.

Rochester, NY 14623

Attn: Dr. Harold C. Smith – CEO

with a copy (which shall not constitute notice to):

FisherBroyles LLP

510 Clinton Square

Rochester, NY 14604

Attn: Andrew K. Gonsalves

E-Mail: andrew.gonsalves@fisherbroyles.com

Facsimile No.: +1 585-486-7083

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If to Tonix, to:	Tonix Pharmaceuticals, Inc.

26 Main Street

Suite 101

Chatham NJ 07928

Attn: Seth Lederman, MD – Chief Executive Officer

with a copy (which shall not constitute notice to):

Lowenstein Sandler, LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attn: Michael J. Lerner

E-Mail: mlerner@lowenstein.com

Facsimile No.: +1 973-597-6395

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered, or if sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) when delivery is acknowledged if sent by e-mail; (c) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (d) on the third (3rd) business day following the date of mailing, if sent by mail.

12.9          Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

12.10      Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

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12.11      Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12      No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.13      Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

12.14      Compliance with Securities Laws. OyaGen hereby acknowledges that it is aware, and OyaGen shall advise its Affiliates’, employees, agents, consultants and other representatives who are informed of the matters that are the subject of the Subscription Agreement, that United States securities laws place certain restrictions on any person who has material, non-public information concerning an issuer, with respect to purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities. OyaGen acknowledges its obligation to comply with all applicable securities laws in connection with the ownership of the Tonix Common Stock and receipt of any Confidential Information of Tonix.

12.15      Costs. Except as specifically provided in this Agreement, each Party shall be solely responsible for all costs, fees and other expenses incurred in connection with this Agreement.

12.16      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[Remainder of this page intentionally left blank.]

In Witness Whereof, the parties hereto have duly executed this License Agreement as of the Effective Date.

TONIX PHARMACEUTICALS, INC.

By:	/s/ Seth Lederman
Name: Seth Lederman
Title: Chief Executive Officer

OYAGEN, INC.

By:	/s/ Harold C. Smith
Name: Harold C. Smith
Title: Chief Executive Officer

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EXHIBIT A

OyaGen Patent Portfolio (As of March 23, 2021)

[***]

A-1

Exhibit B

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, IS OBTAINED TO THE EFFECT THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ALL THE TERMS OF A SUPPORT AGREEMENT ENTERED INTO AS OF APRIL __, 2020, BY AND AMONG TONIX PHARMACEUTICALS HOLDING CORP. (THE “CORPORATION”), AND THE HOLDER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. SUCH AGREEMENT, AMONG OTHER THINGS, LIMITS THE RIGHT OF THE HOLDER OR ANY TRANSFEREE TO VOTE THE SHARES REPRESENTED HEREBY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF SIX MONTHS AFTER THE CLOSING OF THE LICENSING TRANSACTION, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE.  SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

B-1

Exhibit C

Voting Agreement

C-1

Schedule 1.15

Data Room Documents List

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Schedule 6.4

Publication

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Schedule 7.2(q)

OyaGen

1.	University of Alberta	In vitro Demonstration of Sangivamycin Mechanism of Action Using Recombinant RNA-dependent, RNA polymerases.
Investigator is Dr. Matthias Gotte.